Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement on Form S-3 No. 333-234742 and 333-202592 of Eagle Pharmaceuticals, Inc., and

(2) Registration Statements on Form S-8 Nos. 333-228876, 333-216839, 333-213683, 333-206729 and 333-194056 Eagle Pharmaceuticals, Inc.

of our reports dated March 4, 2021, with respect to the consolidated financial statements of Eagle Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Eagle Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Eagle Pharmaceuticals for the year ended December 31, 2020.

/s/ Ernst & Young, LLP
Stamford, Connecticut
March 4, 2021